UNITED STATES SECURITIES AND EXCHANGE COMMISSION

	COMPANY DATA:
		COMPANY CONFORMED NAME:			ALEXANDERS J CORP
		CENTRAL INDEX KEY:			0000103884
		STANDARD INDUSTRIAL CLASSIFICATION:	RETAIL-EATING PLACES [5812]
		IRS NUMBER:				620854056
		STATE OF INCORPORATION:			TN
		FISCAL YEAR END:			0103

	FILING VALUES:
		FORM TYPE:		SC 13D
		SEC ACT:
		SEC FILE NUMBER:	005-08176
		FILM NUMBER:		639140

	BUSINESS ADDRESS:
		STREET 1:		3401 WEST END AVE
		STREET 2:		P O BOX 24300
		CITY:			NASHVILLE
		STATE:			TN
		ZIP:			37203
		BUSINESS PHONE:		6152691900

	MAIL ADDRESS:
		STREET 1:		3401 WEST END AVE
		STREET 2:		SUITE 260
		CITY:			NASHVILLE
		STATE:			TN
		ZIP:			37203

	FORMER COMPANY:
		FORMER CONFORMED NAME:	VOLUNTEER CAPITAL CORP / TN /
		DATE OF NAME CHANGE:	19920703

	FORMER COMPANY:
		FORMER CONFORMED NAME:	WINNERS CORP
		DATE OF NAME CHANGE:	19890910

	FORMER COMPANY:
		FORMER CONFORMED NAME:	VOLUNTEER CAPITAL CORP
		DATE OF NAME CHANGE:	19820520

FILED BY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			KCM INVESMENT ADV
		CENTRAL INDEX KEY:			0001109228
		STANDARD INDUSTRIAL CLASSIFICATION:	[ ]
		IRS NUMBER:				91-1756649
		STATE OF INCORPORATION:			CA
		FISCAL YEAR END:			1231


	FILING VALUES:
		FORM TYPE:		SC 13D

	BUSINESS ADDRESS:
		STREET 1:		300 DRAKE'S LANDING ROAD
		CITY:			GREENBRAE
		STATE:			CA
		ZIP:			94904
		BUSINESS PHONE:		4154617788

	MAIL ADDRESS:
		STREET 1:		300 DRAKE'S LANDING ROAD
		STREET 2:		SUITE 190
		CITY:			GREENBRAE
		STATE:			CA
		ZIP:			94904

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. N/A)

                           J. Alexander's Corporation
 ---------------------------------------------------------------------------


                                  Common Stock
---------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    466096104
                   -------------------------------------------
                                 (CUSIP Number)


              			KCM INVESTMENT ADVISORS
				300 DRAKE'S LANDING ROAD
				SUITE 190
				GREENBRAE, CA 94904
 --------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  OCTOBER 15, 2003
                   -------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP NO.466096104                    13D              PAGE 2 OF 6 PAGES
         ---------------------                          -----------------

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON)

		KCM INVESTMENT ADVISORS
		91-1756649
  ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [   ]

  ---------------------------------------------------------------------

  (3)     SEC USE ONLY

  ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          00
  ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS            [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

 ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          California
  ---------------------------------------------------------------------

                   (7)     SOLE VOTING POWER
                           568,800 shares of Common Stock
   SHARES          --------------------------------------------------------
 BENEFICIALLY      (8)     SHARED VOTING POWER
  OWNED BY                 0 shares of Common Stock
    EACH           --------------------------------------------------------
  REPORTING        (9)     SOLE DISPOSITIVE POWER
 PERSON WITH               568,800 shares of Common Stock
                   --------------------------------------------------------
                   (10)    SHARED DISPOSITIVE POWER
                           0 Shares of Common Stock
                   --------------------------------------------------------

 (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 568,800 shares of Common Stock
      ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                      [   ]

      ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          8.855% Common Stock
      ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
          Registered Investment Advisor
      ---------------------------------------------------------------------

         ITEM 1. SECURITY AND ISSUER.

         This Schedule 13D relates to the common stock, par value $0.05 per share (the "Common Stock") of J. Alexander's Corporation, a Tennessee corporation (the "Issuer"). The principal executive offices of the Issuer are located at 3401 West End Avenue, Suite 260, Nashville, Tennessee 37202.

         ITEM 2. IDENTITY AND BACKGROUND.
	KCM Investment Advisors, Registered Investor Advisor acting under the Advisors Act of 1940.

         (f) United States.

         ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

	All Securities reported in this schedule are or have been owned by advisory clients of KCM Investment Advisors. This statement is filed pursuant to Rule 13d-1(b) or 13d-2 and the party filing is an Investment advisor registered under the section 203 of the Investment Advisors Act of 1940.

KCM disclaims direct beneficial ownership of all such securities. Each client has the right to receive dividends, and/or proceeds from the sale of securities. To the knowledge and information available to KCM at the date of this filing, the advisor acknowledges that no one client has an interest in 5% or more of the securities identified hereinabove.

         ITEM 4. PURPOSE OF TRANSACTION.

         ITEM 5. INTERESTS IN SECURITIES OF THE ISSUER.

               (a) KCM is filing for and in behalf of 568,800 shares held cumulatively in investment advisory client account.

               (b) KCM is filing as indirect owner of the following number of shares of Common Stock with:

               Sole Voting Power: 568,800 shares of Common Stock

               Shared Voting Power: 0

               Sole Dispositive Power: 568,800 shares  of Common Stock

               Shared Dispositive Power: 0

         (c) N/A

         (d) N/A

         (e) N/A

         ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         None

         ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         None

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                /s/ WILLIAM L. PRINCE
                                --------------------------------------------
                                WILLIAM L. PRINCE

Date:   OCTOBER 15, 2003
      ----------------

</TXT>